Exhibit 99.1
**For Immediate Release**

For more information, contact:
Victor Karpiak: (425) 255-4400
Scott Gaspard: (425) 254-2002

First Financial Northwest, Inc.
Reports Second Quarter 2010 Financial Results

Renton, Washington – July 23, 2010 - First Financial Northwest, Inc. (the “Company”) (Nasdaq GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported a net loss for the second quarter ended June 30, 2010 of $24.9 million, or $1.43 per diluted share, as compared to a net loss of $28.0 million, or $1.49 per diluted share for the quarter ended June 30, 2009.  For the six months ended June 30, 2010, the Company reported a net loss of $42.6 million, or $2.45 per diluted share as compared to a net loss of $26.8 million, or $1.41 per diluted share for the comparable period in 2009.

“The Company’s pretax, pre-provision core earnings continue to improve as we work through this difficult credit cycle. During the second quarter we continued to focus on reducing our level of nonperforming assets. In that regard, we strengthened our lending division with the addition of Rob Robinson as our Chief Lending Officer. Rob has a great deal of lending experience and loan workout expertise which complements our existing management team. Our special assets group continues to market and sell our other real estate owned which declined by $4.0 million during the second quarter of 2010,” stated Victor Karpiak, Chairman, President and Chief Executive Officer of First Financial Northwest, Inc.

During the quarter ended June 30, 2010, the following items contributed to our financial results:

•	Provision for loan losses of $26.0 million;

•	Loan charge-offs of $32.7 million;

•	Nonperforming assets decreased $29.3 million to $137.1 million from the previous quarter;

•	Deposits increased $9.5 million from the previous quarter while our cost of funds decreased 16 basis points;

•
We reduced the overall risk level of our loan portfolio by decreasing the amount of speculative construction/land development loans to $94.5 million, or 9.24% of total loans from $164.0 million, or 14.7% at December 31, 2009;

•	The interest rate spread increased 72 basis points to 2.26% during the second quarter of 2010 as compared to the second quarter of 2009 as our cost of funds declined 83 basis points between periods;

•
Pretax, pre-provision core operating earnings, exclusive of net expenses related to other real estate owned (“OREO”), were $2.7 million for the second quarter of 2010 compared to the goodwill adjusted, pretax, pre-provision core earnings of $389,000 for the comparable quarter in 20091;

•	The Company’s consolidated ratio of tangible common equity to tangible assets ended the quarter at 15.95%1.

“Although the economic recession continues to impact our financial results, loan delinquencies have decreased on a sequential quarter comparison. Our 30-89 day delinquent loans decreased 29% to $8.8 million at June 30, 2010 from $12.4 million at March 31, 2010. Our capital levels remain strong and continue to remain above the well-capitalized regulatory benchmarks,” stated Victor Karpiak.

During the quarter ended June 30, 2010, management continued to evaluate the adequacy of the allowance for loan losses and concluded that a provision of $26.0 million was required for the quarter. The amount of the provision was based on management’s analysis of various quantitative and qualitative factors affecting loans to provide reserves adequate to support known and inherent losses within the loan portfolio.

Approximately half of the $32.7 million in charge-offs, during the second quarter of 2010, were related to the decline in the market value of the collateral supporting the lending relationships of two of the Bank’s

____________________________________
1 Pretax, pre-provision core operating earnings exclusive of net expenses related to OREO, goodwill and tangible equity represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because we believe that they provide useful and comparative information to assess trends in the Company’s core operations reflected in the current quarter’s results.  Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. The tangible common equity to tangible assets ratio would be the same under GAAP accounting standards as the Company has an immaterial amount of intangible assets at June 30, 2010.

largest merchant builders coupled with short falls in cash flow related to their rental portfolios. These borrowers were current on their loan payments during the second quarter but have been experiencing cash flow challenges due to the extended economic recession. The effect of the $26.0 million loan loss provision combined with charge-offs of $32.7 million decreased the allowance for loan losses balance to $29.9 million at June 30, 2010. Allowance for loan losses as a percent of total loans was 2.97% at June 30, 2010 compared to 3.07% at December 31, 2009.

Nonperforming loans decreased $25.3 million to $120.6 million at June 30, 2010, from $145.9 million at March 31, 2010. This decrease was achieved by charging-off that portion of the loans that were deemed uncollectible, short sales and loan payoffs. Nonperforming loans include loans to borrowers who are experiencing deteriorating financial conditions and there is doubt as to the ultimate recoverability of the full principal and interest due the Bank in accordance with the terms of the loan agreement.

The following table presents a breakdown of our nonperforming assets:
	June 30,	March 31,	December 31,	Three-Month
	2010	2010	2009	Change $
	(In thousands)

One-to-four family residential (1)	$48,246	$48,035	$36,874	$211
Commercial real estate	14,657	14,108	11,535	549
Construction/land development	56,995	83,016	71,780	(26,021)
Consumer	747	759	514	(12)
Total nonperforming loans (2)	$120,645	$145,918	$120,703	$(25,273)

Other real estate owned	16,493	20,500	11,835	(4,007)

Total nonperforming assets	$137,138	$166,418	$132,538	$(29,280)
_______________________________
(1) The majority of these loans are related to our merchant builders rental properties.
(2) There were no loans accruing interest which were contractually past due 90 days or more at the dates indicated.

During the second quarter, we obtained appraisals on the majority of the properties securing our nonperforming loans. Consequently, we have charged-off $32.7 million, of which $17.4 million was related to raw land.  Loans on raw land comprised just 3.77% of our total loan portfolio at June 30, 2010, down from 6.25% at December 31, 2009. We continue to work with these borrowers to reduce the Bank’s loss exposure.

“We have taken the approach that we will, on a selective basis within defined price points, continue to finish the vertical construction on projects that have been started even if the loan is classified as nonperforming. This approach may increase our nonperforming assets during the build-out period. We believe it is much easier to sell a completed home than one partially completed. Regarding outstanding commitments for completion of land development projects, we have eliminated all unfunded construction commitments and intend for the developer to liquidate the underlying real estate collateral,” stated Mr. Karpiak.

During the second quarter of 2010, loans transferred from the nonperforming loan category to OREO totaled $3.3 million. The following table presents a breakdown of our OREO at June 30, 2010:

	King County	Pierce County	Snohomish County	Kitsap County	All other counties	Total Other Real Estate Owned	Percent of Total Other Real Estate Owned
	(Dollars in thousands)
One-to-four family residential	$1,369	$1,473	$332	$-	$510	$3,684	22.34%
Commercial	-	2,523	-	-	-	2,523	15.30
Construction/land development	4,968	1,208	1,842	970	1,298	10,286	62.36
Total other real estate owned	$6,337	$5,204	$2,174	$970	$1,808	$16,493	100.00%

OREO decreased $4.0 million or 19.6% to $16.5 million at June 30, 2010 from $20.5 million at March 31, 2010. OREO at December 31, 2009 was $11.8 million. We sold $6.7 million of OREO during the second quarter of 2010 which was comprised of 22 properties and generated a net gain of $14,000. We evaluate the market value of our OREO inventory quarterly.    During the second quarter of 2010, we obtained updated real estate appraisals on the majority of our nonperforming assets. As a result of this evaluation, we expensed $897,000 related to the decline in the market value of our OREO as of June 30, 2010. Additional expenses related to OREO were $708,000 for the second quarter of 2010.

Total assets remained relatively unchanged at $1.3 billion at both June 30, 2010 and December 31, 2009.  Investments available for sale increased $45.0 million or 46.2% as we used excess liquidity to purchase securities to enhance the yield on our assets.  Net loans receivable declined $67.6 million as a result of $32.7 million of charge-offs, $3.3 million of transfers to OREO, a decline in new loan originations, principal payments and payoffs on existing loans. Liabilities increased $33.0 million or 3.0% primarily due to an increase in deposits at June 30, 2010 from December 31, 2009. Deposits increased $32.7 million, or

3.5% to $972.1 million from December 31, 2009.  The growth was predominately in the certificates of deposit accounts of $25.7 million and to a lesser extent money market accounts.

Stockholders’ equity decreased $41.7 million or 18.3% to $186.8 million at June 30, 2010 from December 31, 2009. The decrease was a result of our net loss for the first six months of 2010 of $42.6 million.

Net interest income for the quarter ended June 30, 2010 increased $1.1 million to $8.1 million from $7.0 million for the same period in 2009. The reason for this increase was a decrease of $1.4 million in interest expense offset by a decrease of $303,000 in interest income. The decline in our total interest expense was primarily the result of $177.2 million of certificates of deposit maturing during the second quarter of 2010, with renewing and new certificates repricing at a lower interest rate. Our cost of funds declined 83 basis points to 2.67% for the quarter ended June 30, 2010 from 3.50% for the same quarter in 2009.  Our interest rate spread increased 72 basis points to 2.26% from 1.54% while the net interest margin increased to 2.58% from 2.24% for the same period in 2009.

Noninterest expense for the second quarter of 2010 was $7.0 million compared to $20.7 million for the same quarter in 2009, a decrease of $13.7 million. The decrease was primarily the result of a $14.2 million goodwill impairment charge in the second quarter of 2009 with no comparable charge in 2010.

We have utilized all the tax benefits available to us, as a result, no tax benefit was recorded for the second quarter of 2010.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

NON-GAAP FINANCIAL INFORMATION
This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures include pretax, pre-provision core earnings. Our management uses these non-GAAP measures in its analysis of our performance. Management believes that pretax, pre-provision core earnings are a useful measure in assessing our core operating performance, particularly during times of economic stress. Management also believes that by excluding net gains and losses on OREO sales, net OREO valuation expense, OREO related expenses and goodwill impairment charges it will better reflect our core operating performance. These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Pretax, Pre-Provision Core Earnings, Exclusive of Net Expenses Related to OREO and Goodwill

	Three Months Ended
	June 30,	June 30,
	2010	2009
	(In thousands)

Net loss as reported on GAAP financial statements	$(24,881)	$(27,997)
Provision for loan losses	26,000	18,256
Benefit for federal income taxes	-	(4,076)
Gain on sale of OREO property, net	(14)	-
OREO valuation expense	897	-
OREO related expenses, net	708	-
Goodwill impairment	-	14,206
Pretax, pre-provision core earnings, exclusive of
net expenses related to OREO and goodwill	$2,710	$389

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Office of Thrift Supervision and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal enforcement action against the Company or the Bank, such as a cease and desist order to take corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	At
	June 30,	December 31,	June 30,	Six Month	One Year
Assets	2010	2009	2009	Change	Change

Cash on hand and in banks	$7,867	$8,937	$3,105	(11.97)%	153.37%
Interest-bearing deposits	122,944	96,033	49,975	28.02	146.01
Federal funds sold	—	—	2,295	0.00	(100.00)
Investments available for sale	142,398	97,383	172,586	46.22	(17.49)
Loans receivable, net of allowance of $29,858, $33,039
and $32,450	971,710	1,039,300	1,025,324	(6.50)	(5.23)
Premises and equipment, net	20,272	19,585	13,713	3.51	47.83
Federal Home Loan Bank stock, at cost	7,413	7,413	7,413	0.00	0.00
Accrued interest receivable	4,813	4,880	5,387	(1.37)	(10.66)
Federal income tax receivable	5,379	9,499	—	(43.37)	100.00
Deferred tax assets, net	—	12,139	15,039	(100.00)	(100.00)
Other real estate owned, net	16,493	11,835	—	39.36	100.00
Prepaid expenses and other assets	7,350	8,330	3,279	(11.76)	124.15
Total assets	$1,306,639	$1,315,334	$1,298,116	(0.66)%	0.66%

Liabilities and Stockholders' Equity

Deposits	$972,099	$939,423	$884,155	3.48%	9.95%
Advances from the Federal Home Loan Bank	139,900	139,900	149,900	0.00	(6.67)
Advance payments from borrowers for taxes
and insurance	2,422	2,377	2,510	1.89	(3.51)
Accrued interest payable	394	457	514	(13.79)	(23.35)
Federal income tax payable	—	—	2,001	0.00	(100.00)
Other liabilities	5,032	4,660	5,222	7.98	(3.64)
Total liabilities	1,119,847	1,086,817	1,044,302	3.04	7.23

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares, no shares issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 18,805,168; 18,823,068
and 20,337,220 shares at June 30, 2010,
December 31, 2009 and June 30, 2009	188	188	204	0.00	(7.84)
Additional paid-in capital	186,770	186,120	195,379	0.35	(4.41)
Retained earnings, substantially restricted	11,197	55,251	72,303	(79.73)	(84.51)
Accumulated other comprehensive income, net of tax	2,462	1,347	881	82.78	179.46
Unearned Employee Stock Ownership Plan shares	(13,825)	(14,389)	(14,953)	(3.92)	(7.54)
Total stockholders' equity	186,792	228,517	253,814	(18.26)	(26.41)
Total liabilities and stockholders' equity	$1,306,639	$1,315,334	$1,298,116	(0.66)%	0.66%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended			Three Month		One Year
	June 30, 2010	March 31, 2010	June 30, 2009	Change		Change
Interest income
Loans, including fees	$14,245	$14,594	$14,016	(2.39	) %	1.63%
Investments available for sale	1,106	1,007	1,691	9.83		(34.59)
Federal funds sold and interest-bearing deposits with banks	73	61	20	19.67		265.00
Total interest income	$15,424	$15,662	$15,727	(1.52	) %	(1.93	) %
Interest expense
Deposits	6,322	6,571	7,428	(3.79)		(14.89)
Federal Home Loan Bank advances	1,035	1,023	1,312	1.17		(21.11)
Total interest expense	$7,357	$7,594	$8,740	(3.12	) %	(15.82	) %
Net interest income	8,067	8,068	6,987	(0.01)		15.46
Provision for loan losses	26,000	13,000	18,256	100.00		42.42
Net interest loss after provision for loan losses	$(17,933)	$(4,932)	$(11,269)	263.61%		59.14%
Noninterest income (loss)
Other-than-temporary impairment loss on investments	—	—	(152)	0.00		(100.00)
Other	62	46	55	34.78		12.73
Total noninterest income (loss)	$62	$46	$(97)	34.78%		(163.92	) %
Noninterest expense
Salaries and employee benefits	2,892	3,189	3,037	(9.31)		(4.77)
Occupancy and equipment	424	425	1,293	(0.24)		(67.21)
Professional fees	487	459	389	6.10		25.19
Data processing	172	170	150	1.18		14.67
Loss (gain) on sale of OREO property, net	(14)	437	—	(103.20)		(100.00)
OREO valuation expense	897	2,271	—	(60.50)		100.00
OREO related expenses, net	708	702	—	0.85		100.00
FDIC/OTS assessments	515	580	896	(11.21)		(42.52)
Insurance and bond premiums	150	149	18	0.67		733.33
Goodwill impairment	—	—	14,206	0.00		(100.00)
Other general and administrative	779	485	718	60.62		8.50
Total noninterest expense	$7,010	$8,867	$20,707	(20.94	) %	(66.15	) %
Loss before provision (benefit) for federal income taxes	(24,881)	(13,753)	(32,073)	80.91		(22.42)
Provision (benefit) for federal income taxes	—	3,999	(4,076)	(100.00)		(100.00)
Net loss	$(24,881)	$(17,752)	$(27,997)	40.16%		(11.13	) %
Basic loss per share	$(1.43)	$(1.02)	$(1.49)	40.20%		(4.03	) %
Diluted loss per share	$(1.43)	$(1.02)	$(1.49)	40.20%		(4.03	) %

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except share data)
(Unaudited)

	Six Months Ended June 30,		One Year
	2010	2009	Change
Interest income
Loans, including fees	$28,839	$29,139	(1.03	) %
Investments available for sale	2,113	3,316	(36.28)
Federal funds sold and interest-bearing deposits with banks	134	22	509.09
Total interest income	$31,086	$32,477	(4.28	) %
Interest expense
Deposits	12,893	14,757	(12.63)
Federal Home Loan Bank advances	2,058	2,558	(19.55)
Total interest expense	$14,951	$17,315	(13.65	) %
Net interest income	16,135	15,162	6.42
Provision for loan losses	39,000	19,800	96.97
Net interest loss after provision for loan losses	$(22,865)	$(4,638)	392.99%
Noninterest income
Net gain on sale of investments	—	76	(100.00)
Other-than-temporary impairment loss on investments	—	(152)	(100.00)
Other	108	109	(0.92)
Total noninterest income	$108	$33	227.27%
Noninterest expense
Salaries and employee benefits	6,081	6,076	0.08
Occupancy and equipment	849	1,643	(48.33)
Professional fees	946	696	35.92
Data processing	342	294	16.33
Loss on sale of OREO property, net	423	—	100.00
OREO valuation expense	3,168	—	100.00
OREO related expenses, net	1,410	—	100.00
FDIC/OTS assessments	1,095	1,578	(30.61)
Insurance and bond premiums	299	36	730.56
Goodwill impairment	—	14,206	(100.00)
Other general and administrative	1,264	1,322	(4.39)
Total noninterest expense	$15,877	$25,851	(38.58	) %
Loss before provision (benefit) for federal income taxes	(38,634)	(30,456)	26.85
Provision (benefit) for federal income taxes	3,999	(3,655)	(209.41)
Net loss	$(42,633)	$(26,801)	59.07%
Basic loss per share	$(2.45)	$(1.41)	73.76%
Diluted loss per share	$(2.45)	$(1.41)	73.76%

The following table presents a breakdown of our loan portfolio:

	June 30, 2010		December 31, 2009
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential: (1)
Permanent	$458,010	44.78%	$481,046	43.13%
Construction	11,409	1.12	15,685	1.41
	469,419	45.90	496,731	44.54

Multifamily residential:
Permanent	134,250	13.12	128,943	11.56
Construction	20,439	2.00	17,565	1.58
	154,689	15.12	146,508	13.14

Commercial real estate:
Permanent	250,185	24.46	251,185	22.52
Construction	27,948	2.73	31,605	2.83
Land	6,771	0.66	6,206	0.56
	284,904	27.85	288,996	25.91

Speculative construction/land development:
One-to-four family residential	60,279	5.89	95,699	8.58
Multifamily residential	1,283	0.13	3,624	0.33
Commercial	1,117	0.11	1,129	0.10
Land development	31,859	3.11	63,501	5.69
	94,538	9.24	163,953	14.70

Business	280	0.03	353	0.03

Consumer	19,060	1.86	18,678	1.68
Total loans	$1,022,890	100.00%	$1,115,219	100.00%

Less:
Loans in process	18,497		39,942
Deferred loan fees	2,825		2,938
Allowance for loan losses	29,858		33,039
Loans receivable, net	$971,710		$1,039,300
____________________________________
(1) Includes $213.8 million and $230.8 million of non-owner occupied loans at June 30, 2010 and December 31, 2009, respectively.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarter Ended
	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
	(Dollars in thousands, except share data)
Performance Ratios:
Loss on assets	(7.50)%	(5.36)%	(3.70)%	(8.64)%
Loss on equity	(47.06)	(30.29)	(19.74)	(39.54)
Equity-to-assets ratio	15.95	17.69	18.74	21.86
Interest rate spread	2.26	2.23	2.11	1.54
Net interest margin	2.58	2.59	2.61	2.24
Average interest-earning assets to
average interest-bearing liabilities	113.65	115.09	119.87	124.86
Efficiency ratio	86.23	109.28	42.27	300.54
Noninterest expense as a percent of
average total assets	2.11	2.68	1.31	6.39
Book value per common share	$9.93	$11.17	$12.14	$12.48

Capital Ratios (1):
Tier 1 leverage	9.40%	11.33%	12.46%	13.82%
Tier 1 risk-based	14.49	16.43	19.20	21.42
Total risk-based	15.78	17.73	20.49	22.70

Asset Quality Ratios:
Nonaccrual and 90 days or more past due loans
as a percent of total loans	12.01%	13.81%	11.23%	12.20%
Nonperforming assets as a percent
of total assets	10.50	12.60	10.08	9.97
Allowance for loan losses as a percent of
total loans	2.97	3.45	3.07	3.06
Allowance for loan losses as a percent of
nonperforming loans	24.75	25.00	27.37	25.07
Net charge-offs to average loans
receivable, net	3.24	0.92	2.06	0.01

Allowance for Loan Losses:
Allowance for loan losses, beginning of the quarter	$36,479	$33,039	$31,134	$14,294
Provision	26,000	13,000	23,705	18,256
Charge-offs	(32,703)	(9,682)	(21,816)	(100)
Recoveries	82	122	16	-
Allowance for loan losses, end of the quarter	$29,858	$36,479	$33,039	$32,450

Reserve for unfunded commitments,
beginning of the quarter	$282	$336	$450	$186
Adjustments	77	(54)	(114)	144
Reserve for unfunded commitments,
end of the quarter	$359	$282	$336	$330

Nonperforming Assets:
Nonperforming loans
90 days or more past due and still accruing	$-	$-	$-	$7,130
Nonaccrual loans	87,437	108,135	94,682	98,054
Nonaccrual troubled debt restructured loans	33,208	37,783	26,021	24,244
Total nonperforming loans	$120,645	$145,918	$120,703	$129,428
OREO	16,493	20,500	11,835	-
Total nonperforming assets	$137,138	$166,418	$132,538	$129,428

Performing troubled debt restructured loans	$46,575	$22,948	$35,458	$13,965
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(1) Captial ratios are for First Savings Bank Northwest only.

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